EXHIBIT 99.1

Northern Power Systems Reports Third Quarter 2017 Results

Business Highlights:

  Sustained growth leading to an 800-unit global installed fleet of distributed wind turbines, achieving almost 18 million run-time hours while delivering continued 98% grid-connected availability.
  Announced our entry into the energy storage space as a turn-key project developer providing integrated software, controls, and equipment; and advanced our energy storage system offering by completing UL1741 testing for our FP2000 power converter system.
  Recorded $3.5 million and $27.4 million in revenues for the third quarter and first nine months of 2017, respectively.
  Gross Profit improved to 18.5 percent and 18.2 percent for the three and nine months ended September 30, 2017, respectively, compared to 16.7 percent and 8.9 percent for the three and nine months ended September 30, 2016, respectively.
  Reported net loss of $0.8 million and $1.1 million for the third quarter and first nine months of 2017, respectively, compared to a net loss of $1.4 million and $8.1 million for the third quarter and first nine months of the previous year.

BARRE, Vt., Nov. 13, 2017 (GLOBE NEWSWIRE) -- Northern Power Systems Corp. (TSX:NPS), a next generation renewable energy and energy storage technology company, today announced financial results for its third quarter ended September 30, 2017.

Revenues for the three months ended September 30, 2017 were $3.5 million, compared to $12.1 million in the third quarter of 2016, and $17.8 million in the second quarter of 2017.  GAAP net loss for the third quarter of 2017 was $0.8 million, compared to a net loss of $1.4 million in the prior year third quarter, and a net income of $0.9 million in the second quarter of 2017.

“We saw delays in Italian orders and therefore lower revenue in the third quarter as customers and the Italian market in general are waiting on expected policy clarifications. Although we do expect an increase in fourth quarter revenue, those policy clarifications have not been issued as of this time which has impacted our revenues as well as backlog of business and we expect will impact us through the fourth quarter,” stated Ciel Caldwell, president and chief operating officer.  “We are heavily focused on expanding business opportunities in North America for both distributed wind and turnkey energy storage solutions to reduce our geographic dependence on any single market.”

Eric Larson, the Company’s chief accounting officer commented, “Despite the lower revenues in third quarter compared to the second quarter, our margins continue to exceed prior year margins both on a quarterly and year to date basis as a result of our product cost reductions.  These actions combined with lower operating expenses and the recognition of gain on sale have led to a year to date seven-million-dollar reduction in net loss over the prior year first nine months.  Our reduction in losses and tight control of managing our balance sheet contribute to our confidence that our cash balance is expected to be sufficient to sustain us through the Italian policy clarifications period and as other markets develop.”

Consolidated Third Quarter Financial Highlights:

  Revenue for the third quarter of fiscal year 2017 was at $3.5 million, compared to $12.1 million reported in the prior year period and $17.8 million reported in the second quarter of 2017.
  Order backlog at September 30, 2017 was approximately $14 million as compared to $25 million at September 30, 2016, and $14 million at June 30, 2017.
  Gross profit in the third quarter was 18.5 percent, an increase from gross profit of 16.7 percent in the prior year period.
  GAAP net loss for the third quarter of fiscal year 2017 was $0.8 million compared to a $1.4 million loss in the prior year period and income of $0.9 million in the second quarter of 2017.
  Non-GAAP adjusted EBITDA loss for the third quarter was $0.6 million, compared to a loss of $0.9 million for the prior year third quarter.  An explanation of these measures as well as a reconciliation of GAAP to non-GAAP financial measures are included below under the heading “About non-GAAP financial measures.”

Our consolidated financial statements can be found on our Form 10-Q filed with SEDAR (www.sedar.com) and the SEC (www.sec.gov) on November 13, 2017.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net loss” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA Loss

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands of dollars)	2017	2016	2017	2016
Net loss	$(758)	$(1,357)	$(1,075)	$(8,114)
Interest expense	20	15	46	94
Provision for income taxes	14	62	48	250
Depreciation and amortization	137	161	392	522
Stock compensation expense	37	141	114	422
Loss on disposal of asset	-	73	-	156
Non-GAAP adjusted EBITDA loss	$(550)	$(905)	$(475)	$(6,670)

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells distributed power generation and energy storage solutions with its advanced wind turbines, inverters, controls, and integration services. With approximately 18 million run-time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost-effective, reliable renewable energy. NPS turbines utilize patented permanent magnet direct drive (PMDD) technology, which uses fewer moving parts, delivers higher energy capture, and provides increased reliability thanks to reduced maintenance and downtime. Northern Power also develops Energy Storage Solutions (ESS) based on the FlexPhase™ power converter platform, which features patented converter architecture and controls technology for advanced grid support and generation applications.

Northern Power has been a technology innovator for over 40 years and serves clients around the globe from its US headquarters and European offices. To learn more, visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on March 31, 2017, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Eric Larson,
Vice President and Chief Accounting Officer
+1-802-661-4673

ir@northernpower.com